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                                                                      EXHIBIT 99

MEDIA                                                             CONTACT:
Rosanne Marks, MWW/Savitt                                         (206) 689-8505

ANALYST                                                           CONTACT:
Dan Evans, Jr., Vice President Public Affairs
Denis Curley, Co-President and Chief Financial Officer
Leon Berman, The MWW Group, Inc                                   (800) 724-7602


                    THE ACKERLEY GROUP ANNOUNCES EXTENSION
                            OF DEBT EXCHANGE OFFER

     SEATTLE, Wash., April 7, 1999 - The Ackerley Group (NYSE: AK), a leading media and entertainment company, announced today that it is extending the expiration date of its offer to exchange up to $200,000,000 of its 9% Series B Senior Subordinated Notes due 2009 for its outstanding 9% Series A Senior Subordinated Notes due 2009. Due to certain technical difficulties that may have prevented some note holders from tendering their Series A Notes by the original April 6 deadline, the expiration date has been changed to 5:00 p.m., New York City time, on Wednesday, April 7, 1999.

     The Series A Notes, which had restrictions on transfer, were sold in private offerings to certain qualified institutional buyers. There will be no proceeds to the Company from the exchange offer and issuance of the Series B Notes; net proceeds from the sales of the Series A Notes were used to repay bank debt and for general corporate purposes. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of The Ackerley Group, Inc. Any such offer or solicitation will be made only by means of a prospectus.

     The Ackerley Group is comprised of three operating segments, which contain a total of 24 independent media and entertainment operations. The Outdoor Media segment includes outdoor advertising in five major metropolitan markets. The Television Broadcasting segment owns, or operates under management agreements, thirteen television stations in California, New York, Oregon and Washington. The Radio Broadcasting segment includes four radio stations in the Seattle-Tacoma market. The Sports and Entertainment segment includes Full House Sports and Entertainment, and the NBA's Pacific Division Champion Seattle SuperSonics.

     For further information, contact Dan Evans, Jr., The Ackerley Group, Inc. Seattle, WA (206) 624-2888.

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